Exhibit 10.1
Portions of this Exhibit Have Been
Omitted and Separately Filed with the Securities
And Exchange Commission with a Request
For Confidential Treatment

Amendment to the Non-Exclusive License
and Material Transfer Agreement
dated as of March 30, 2007

     This Amendment (“Amendment”), dated as of July 28, 2010 (the “Amendment Effective Date”), is by and between Astellas Pharma Inc. (“Company”), a Japanese company with a principal place of business located at 2-3-11 Nihonbashi-Honcho, Chuo-ku, Tokyo 103-8411, Japan and Regeneron Pharmaceuticals, Inc. (“Regeneron”), a New York corporation with its principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591.

     WHEREAS, Company and Regeneron (collectively, the “Parties”) entered into a Non-Exclusive License and Material Transfer Agreement, dated as of March 30, 2007 (the “Original Agreement”); and

     WHEREAS, the Parties now desire to amend the Original Agreement to extend the term of the Original Agreement and make such other amendments to the terms of the Original Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Original Agreement and this Amendment and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Original Agreement.

Section 1.25 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“1.25 “Progeny” shall mean any mice that are produced or developed by or on behalf of Astellas in accordance with the terms of this Agreement by breeding or otherwise reproducing Mice delivered to it pursuant to Article III.”

Section 1.27 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“1.27 “Regeneron Patent Rights” shall mean all Patent Rights owned or Controlled by Regeneron and/or its Affiliates during the term of this Agreement, which claim the Mice, Mice Materials or Mice Inventions or the use of the Mice, Mice Materials or Mice Inventions to make Antibodies in general, including, without limitation, the Patent Rights that are listed in Exhibit B. For the avoidance of doubt, Regeneron Patent Rights shall not include (i) any Patent Rights claiming methods relating to Antibody or Antibody Material generation that are not directly related to the Mice or Mice Materials and (ii) any Patent Rights claiming the use of Mice or Mice Materials to make Antibodies against any specific target. For the avoidance of doubt, Regeneron Patent Rights shall include any Patent Rights which Regeneron acquired from a Third Party to the extent included in this Agreement pursuant to Section 2.5, during the term of the Agreement.”

2.	Amendment to Section 3.4. The fifth sentence of Section 3.4 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“**********************************************************.”

3.	Amendment to Section 4.1. Section 4.1 of the Original Agreement is hereby deleted and void in its entirety and replaced with the following:

“’Company shall pay Regeneron one hundred sixty-five million United States dollars (US$165,000,000) on or before August 31, 2010 (“Up-Front Payment”). In addition, Company shall pay Regeneron one hundred thirty million United States dollars (US$130,000,000) on or before June 7, 2018, the eleventh anniversary of the Transfer Date (the “Second Payment”), unless this Agreement shall have been terminated prior to June 7, 2018 in accordance with Section 9.2. All payments to be made pursuant to this Section 4.1 shall be made by bank wire transfer in immediately available funds to an account designated by Regeneron.”

For the avoidance of doubt, Company shall no longer be liable for the Adjusted Annual Fee which Company should pay on each of the fourth and fifth anniversaries of the Transfer Date under the Original Agreement.

4.	Amendment to EXHIBIT B: Exhibit B of the Original Agreement is hereby deleted in its entirety and replaced with Exhibit B annexed to this Amendment.

5.	Amendments to Section 5.2: The phrase of “as of the Effective Date” used in Section 5.2(g) and (k) in Section 5.2 of the Original Agreement is hereby deleted in its entirety and replaced with the phrase of “as of the Amendment Effective Date”. The last sentence of Section 5.2 is hereby deleted in its entirety and replaced with the sentence “For purposes hereof, ‘to its knowledge’ shall mean actual knowledge as of the Amendment Effective Date with no duty of inquiry or investigation.”

6.
Amendment to Section 9.1. Section 9.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Term. The term of this Agreement shall commence on the Effective Date and shall expire on June 7, 2023, the sixteenth anniversary of the Transfer Date, unless earlier terminated under the terms of this Agreement. For the avoidance of doubt, Company shall have the right to terminate this Agreement without cause upon written notice to Regeneron in accordance with Section 9.2(a). For the further avoidance of doubt, Company’s obligation to pay royalties to Regeneron under Section 4.2 survives the expiration or termination of this Agreement in accordance with the terms of Article IV and Section 9.5.”

7.
Amendment to Section 9.2(a): Section 9.2(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Convenience. Company may elect to terminate this Agreement at any time by providing ninety (90) days’ prior written notice to Regeneron. If such notice is sent with an effective date of termination prior to June 7, 2018, then Company shall not be required to make the Second Payment to Regeneron.”

8.	Amendment to Section 9.4: Section 9.4 of the Original Agreement is hereby amended as follows:

	(i)	The third sentence of Section 9.4(a) is hereby deleted and void in its entirety.

	(ii)	The following shall be added to the end of Section 9.4 as a new Section 9.4(e):

“(e) Upon termination of this Agreement by Company in accordance with Section 9.2(b) or 9.2(d), (i) Company shall not be required to make any further payments to Regeneron under Section 4.1, except that neither Party shall be relieved of any obligations arising prior to such termination, including any payment obligations which arose and are due with respect to any period prior to such termination and (ii) Regeneron shall return to Astellas part of the Up-Front Payment or Second Payment paid to Regeneron under Section 4.1 based on a pro-rata basis as calculated using the formula set forth below※. All payments to be made pursuant to this Section 9.4(e) shall be made by bank wire transfer in immediately available funds to an account designated by Astellas.

※In the event such termination occurs before the 11th anniversary of the Transfer Date:
=Up-Front Payment (US$165M) x (the number of years from the next anniversary of the Transfer Date following such termination until the 11th anniversary of the Transfer Date/7)

※In the event such termination occurs on and after the 11th anniversary date of the Transfer Date:
=Second Payment (US$130M) x (the number of years from the next anniversary of the Transfer Date following such termination until the 16th anniversary of the Transfer Date/5)”

9.	Press Release. The Parties shall both issue a press release on the Amendment Effective Date with respect to the execution of this Amendment in the form annexed hereto as Exhibit A.

10.	Term. This Amendment shall become effective on the Amendment Effective Date and be in force until the later to occur of the expiration or earlier termination of the Original Agreement.

11.	Continuing Effect. Except as specifically modified in this Amendment, all of the terms of the Original Agreement shall remain in full force and effect.

12.
Entire Agreement. The Original Agreement, as modified by, and together with, this Amendment, is the entire agreement between the Parties with respect to the subject matter of the Original Agreement, provided that, in the event of a conflict between the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment control.

13.
Counterparts; Facsimile Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Signatures provided by facsimile or other electronic transmission shall be deemed to be original signatures.

14.
Governing Law; Submission to Jurisdiction. This Amendment shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of  New York notwithstanding any provisions governing conflict of laws under such New York law to the contrary and without giving effect to the United States Convention on Contracts for the International Sale of Goods. Section 10.4 of the Original Agreement shall be deemed incorporated into and made a part of this Amendment.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment in accordance with Section 10.8 of the Original Agreement as of the Amendment Effective Date.

ASTELLAS PHARMA INC.

By:	/s/ Shinichi Tsukamoto
Name: Shinichi Tsukamoto
Title: Senior Corporate Executive,
Drug Discovery Research

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Murray Goldberg
Name: Murray A. Goldberg
Title: Senior Vice President, Finance &
Administration and Chief Financial Officer

EXHIBIT A

[LOGOS]

FOR IMMEDIATE RELEASE

Press Release

Astellas to Pay $295 Million to Extend License of Regeneron’s VelocImmune® Antibody Technology through 2023

Tarrytown, NY and Tokyo, Japan – (July XX, 2010) –Regeneron Pharmaceuticals, Inc. (“Regeneron”; Nasdaq: REGN) and Astellas Pharma Inc. (“Astellas”; Headquarters: Tokyo, Japan; President & CEO: Masafumi Nogimori) announced today that Astellas has extended through 2023 the non-exclusive license agreement that allows Astellas to utilize Regeneron’s VelocImmune® technology in its internal research programs to discover fully human monoclonal antibody product candidates.

Astellas will pay $165 million upfront and another $130 million in June 2018 unless it terminates the agreement prior to that date. Upon commercialization of any antibody products discovered utilizing VelocImmune, Astellas will pay a mid-single-digit royalty on product sales.

In March 2007, Astellas and Regeneron entered into a six-year VelocImmune license agreement pursuant to which Astellas made license payments of $20 million per year in 2007 through 2010. This amendment supersedes the original agreement and as such, Astellas will no longer make annual license payments in 2011 and 2012. Approximately 20 monoclonal antibody projects using VelocImmune technology are ongoing at Astellas and Agensys, Inc., a U.S. affiliate of Astellas.

“VelocImmune is the centerpiece of Regeneron’s suite of technologies for the discovery and development of fully human monoclonal antibodies,” said George D. Yancopoulos, M.D., Ph.D., President of Regeneron Research Laboratories and Regeneron's Chief Scientific Officer. “We are pleased that Astellas, a company with a clear strategic commitment to developing therapeutic antibodies, has elected to continue to utilize the VelocImmune platform for its internal development programs.”

“We are excited about this extension of the license agreement with Regeneron,” said Shinichi Tsukamoto, Ph.D., Astellas’ Senior Vice President, Drug Discovery Research. “As described in our recently announced mid-term management plan toward FY2014, Astellas is putting the highest strategic priority on the development of antibody drugs, and VelocImmune will continue to be the indispensable technology for our antibody drug development program.”

VelocImmune
Regeneron’s VelocImmune technology offers the potential to increase dramatically the speed and efficiency of discovering fully-human, therapeutic monoclonal antibodies. The VelocImmune platform generates fully human monoclonal antibodies (hMAbs) to address clinically relevant targets of therapeutic interest. The VelocImmune mouse, unlike other hMAb mice, mounts a robust immune response that is virtually indistinguishable from that of a wild type mouse, resulting in a reliable and efficient platform for discovering fully human monoclonal antibodies.

About Astellas
Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. Astellas has approximately 15,000 employees worldwide. The organization is committed to becoming a global category leader by rapidly establishing a business model in urology, immunology & infectious diseases, neuroscience, DM complications & metabolic diseases and oncology. Astellas has discovered a treatment for over-active bladder (OAB), Vesicare® (solifenacin succinate) and an immunosuppressant, Prograf® (tacrolimus), which have enabled Astellas to become an established leader in both Urology and Transplant. For more information on Astellas Pharma Inc., please visit Astellas’ website at http://www.astellas.com/en.

About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions. In addition to ARCALYST® (rilonacept) Injection for Subcutaneous Use, its first commercialized product, Regeneron has therapeutic candidates in Phase 3 clinical trials for the potential treatment of gout, diseases of the eye (wet age-related macular degeneration and central retinal vein occlusion), and certain cancers. Additional therapeutic candidates developed from proprietary Regeneron technologies for creating fully human monoclonal antibodies are in earlier stage development programs in rheumatoid arthritis and other inflammatory conditions, pain, cholesterol reduction, allergic and immune conditions and cancer. Additional information about Regeneron and recent news releases are available on Regeneron's web site at www.regeneron.com.

This news release includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties. These include, among others, risks and timing associated with preclinical and clinical development of Regeneron's drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize its product and drug candidates, competing drugs that are superior to Regeneron's product and drug candidates, uncertainty of market acceptance of Regeneron's product and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any license or collaboration agreement, including Regeneron's agreements with Astellas, the sanofi-aventis Group and Bayer HealthCare, to be canceled or terminated without any product success, and risks associated with third party intellectual property. A more complete description of these and other material risks can be found in Regeneron's filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended March 31, 2010. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

###

Contact Information:
Astellas
Corporate Communications
Tel: +81-3-3244-3201 Fax: +81-3-5201-7473
http://www.astellas.com/en

Regeneron
Michael Aberman, M.D.	Peter Dworkin
Investor Relations	Corporate Communications
914.345.7799	914.345.7640
michael.aberman@regeneron.com	peter.dworkin@regeneron.com

EXHIBIT B

REGENERON PATENT RIGHTS

Patent No.:	6,586,251
USSN:	09/732,234
Inventors:	Economides, Murphy, Valenzuela, Yancopoulos
Title:	Methods of Modifying Eukaryotic Cells
Filing Date:	7 December 2000

Patent No.:	6,596,541
USSN:	09/784,859
PCT:	2003/6275
Inventors:	Murphy, Yancopoulos
Title:	Methods of Modifying Eukaryotic Cells
Filing Date:	16 February 2001 (continuation-in-part of 09/732,234)

Patent No.:	7,105,348
USSN:	10/076,840
Inventors:	Murphy, Yancopoulos
Title:	Methods of Modifying Eukaryotic Cells
Filing Date:	15 February 2002

780D AU	Patent No. 2002244023
Granted 23 August 2007

780D IN	Patent No. 234335
Granted 25 May 2009

780D JP	Patent No. 4412900
Granted 27 November 2009

780D NZ	Patent No. 527629
Granted 7 July 2005

780D SG	Patent No. 100103
Granted 30 November 2005

780D ZA	Patent No. 2003/6275
Granted 27 October 2004

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